Appendix A

(to the Amended and Restated Centre Funds Service and Distribution Plan Under Rule 12b-1)

Dated: August 21, 2020

Portfolios

Centre American Select Equity Fund – Investor Class Shares

Centre Global Infrastructure Fund – Investor Class Shares